Earnings Release October 31, 2017
Holly Energy Partners, L.P. Reports Third Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the third quarter of 2017. Net income attributable to HEP for the third quarter was $42.1 million ($0.66 per basic and diluted limited partner unit) compared to $34.8 million ($0.33 per basic and diluted limited partner unit) for the third quarter of 2016.
Distributable cash flow was $59.2 million for the quarter, up $10.0 million, or 20.3% compared to the third quarter of 2016. HEP announced its 52nd consecutive distribution increase on October 26, 2017, raising the quarterly distribution by $0.0125 to $0.6450 per unit, which represents an increase of 8.4% over the distribution for the third quarter of 2016, exceeding HEP's distribution growth target of 8%.
The increase in earnings is primarily due to increased operating income from our Woods Cross refinery processing units of $8.9 million and increased earnings from our equity investments of $1.3 million.
Commenting on 2017 third quarter results, George Damiris, Chief Executive Officer, stated, “We are pleased with our solid financial performance in the third quarter, which allowed us to maintain our record of continuous quarterly distribution increases and achieve our distribution growth target of 8%. We expect to complete our previously announced acquisition of the remaining interests in SLC and Frontier pipelines, which supply crude to refineries in the Salt Lake City area, very shortly."
"We also plan to close on our announced agreement with our general partner to eliminate the incentive distribution rights held and convert the 2% general partner interest in HEP into a non-economic interest very shortly. Eliminating the general partner's IDRs and the economic GP interest will strongly enhance Holly Energy's ability to pursue growth opportunities and manage its business over the longterm by decreasing its cost of capital."
"Looking forward, we will continue to leverage our talented employee base, our relationship with HollyFrontier and our Mid-Continent, Northwest and Southwest logistics footprint to generate new organic and external growth opportunities."
Third Quarter 2017 Revenue Highlights
Revenues for the quarter were $110.4 million, an increase of $17.8 million compared to the third quarter of 2016. The increase is primarily attributable to the $16.6 million of revenue recorded for the Woods Cross processing units acquired in the fourth quarter of 2016. Overall pipeline volumes were up 4% compared to the three months ended September 30, 2016, due to increases in both refined product and intermediate pipeline shipments.

•
Revenues from our refined product pipelines were $32.2 million, an increase of $1.7 million compared to the third quarter of 2016 and shipments averaged 217.3 mbpd compared to 201.5 mbpd for the third quarter of 2016. Revenues and volumes both increased primarily due to higher shipments on our New Mexico refined product pipelines, in line with increased production at HFC's Navajo refinery.

•	Revenues from our intermediate pipelines were $7.8 million, an increase of $1.2 million, on shipments averaging 151.6 mbpd compared to 142.4 mbpd for the third quarter of 2016. These volume increases were principally due to increased shipments on our New Mexico intermediate pipelines in line with increased production at HFC's Navajo refinery.

•
Revenues from our crude pipelines were $14.1 million, a decrease of $2.9 million, on shipments averaging 267.9 mbpd compared to 271.3 mbpd for the third quarter of 2016. This revenue decrease is attributable to a $2.9 million one-time reduction in revenue associated with our crude gathering pipelines. This adjustment will have no material impact on revenues going forward.

•
Revenues from terminal, tankage and loading rack fees were $35.7 million, an increase of $1.3 million compared to the third quarter of 2016. Refined products and crude oil terminalled in the facilities averaged 495.5 mbpd compared to 505.8 mbpd for the third quarter of 2016. The revenue increases are mainly due to increased reimbursable revenue for projects managed by HEP and reimbursed by HFC.

•
Revenues from refinery processing units were $20.6 million, an increase of $16.4 million on throughputs averaging 61.5 mbpd compared to 46.5 mbpd for the third quarter of 2016. This increase in revenue and volume is primarily due to the Woods Cross refinery processing units acquired in the fourth quarter of 2016.

Revenues for the three months ended September 30, 2017, include the recognition of $0.7 million of prior shortfalls billed to shippers in 2016 as they did not exceed their minimum volume commitments within the contractual make-up period. As of September 30, 2017, shortfall deferred revenue reflected in our consolidated balance sheet was $9.3 million. Such deferred revenue will be recognized in earnings either as (a) payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system has the necessary capacity for shipments in excess of guaranteed levels, or (b) when shipping rights expire unused over the contractual make-up period.
Nine Months Ended September 30, 2017 Revenue Highlights
Revenues for the nine months ended September 30, 2017, were $325.1 million, an increase of $35.6 million compared to the nine months ended September 30, 2016. The increase is primarily attributable to the $44.1 million of revenue recorded for the Woods Cross refinery processing units acquired in the fourth quarter of 2016, offset by a $9.8 million decrease in revenues around assets serving HFC's Navajo refinery primarily due to the substantial turnaround at the Navajo refinery during the first quarter of 2017.

•
Revenues from our refined product pipelines were $93.5 million, a decrease of $7.7 million, on shipments averaging 205.3 mbpd compared to 204.1 mbpd for the nine months ended September 30, 2016. The decrease in revenues is primarily due to lower volumes on product pipelines due to the turnaround at HFC's Navajo refinery in the first quarter of 2017 as well as a higher amount of shortfalls recognized in revenue for the nine months ended September 30, 2016.

•
Revenues from our intermediate pipelines were $20.4 million, a decrease of $0.5 million, on shipments averaging 136.1 mbpd compared to 138.3 mbpd for the nine months ended September 30, 2016. These revenue and volume decreases were primarily due to the turnaround at HFC's Navajo refinery in the first quarter of 2017, which was partially offset by increases in production at the Navajo refinery after this turnaround.

•
Revenues from our crude pipelines were $47.9 million, a decrease of $5.2 million, on shipments averaging 268.7 mbpd compared to 279.0 mbpd for the nine months ended September 30, 2016. Revenues and volumes decreased principally due to HFC's Navajo refinery turnaround in the first quarter of 2017, a decrease in deferred revenue recognized, and the one-time adjustment associated with our crude gathering lines made in the third quarter of 2017.

•
Revenues from terminal, tankage and loading rack fees were $105.9 million, an increase of $4.3 million compared to the nine months ended September 30, 2016. Refined products and crude oil terminalled in the facilities averaged 489.9 mbpd compared to 478.0 mbpd for the nine months ended September 30, 2016. The volume and revenue increases are mainly due to our Tulsa crude tanks acquired on the last day of the first quarter of 2016 offset by the transfer of the El Paso terminal to HollyFrontier in the first quarter of 2016.

•
Revenues from refinery processing units were $57.5 million, an increase of $44.6 million on throughputs averaging 63.9 mbpd compared to 46.4 mbpd for the nine months ended September 30, 2016. The increase in revenue and volume is primarily due to the Woods Cross refinery processing units acquired in the fourth quarter of 2016.

Revenues for the nine months ended September 30, 2017, include the recognition of $3.5 million of prior shortfalls billed to shippers in 2016 as they did not exceed their minimum volume commitments within the contractual make-up period.

Operating Costs and Expenses Highlights
Operating costs and expenses were $58.6 million and $169.2 million for the three and nine months ended September 30, 2017, representing increases of $4.9 million and $20.2 million for the three and nine months ended September 30, 2016. The increases are primarily due to new operating costs and expenses for our Woods Cross refinery processing units acquired in the fourth quarter of 2016.
Interest expense was $14.1 million and $41.4 million for the three and nine months ended September 30, 2017, representing a decrease of $0.4 million and an increase of $5.1 million over the same periods of 2016. The variances are due to the offering of $400 million aggregate principal 6% senior notes in July 2016, higher average balances outstanding under our senior secured revolving credit facility during 2017, and market interest rate increases.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at:
https://event.webcasts.com/starthere.jsp?ei=1163139&tp_key=12ecd36183.
An audio archive of this webcast will be available using the above noted link through November 14, 2017.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day ("bpsd") refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 45,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier, through its subsidiary, owns Petro-Canada Lubricants Inc., whose Mississauga, Ontario facility produces 15,600 barrels per day of base oils and other specialized lubricant products, and owns a 36% interest (including a 2% general partner interest) in Holly Energy Partners, L.P. as of September 30, 2017.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities or containing our refinery processing units;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months and nine months ended September 30, 2017 and 2016.

	Three Months Ended September 30,		Change from
	2017	2016	2016
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$20,801	$19,227	$1,574
Affiliates – intermediate pipelines	7,832	6,628	1,204
Affiliates – crude pipelines	14,089	17,034	(2,945)
	42,722	42,889	(167)
Third parties – refined product pipelines	11,350	11,176	174
	54,072	54,065	7
Terminals, tanks and loading racks:
Affiliates	31,825	30,322	1,503
Third parties	3,876	4,035	(159)
	35,701	34,357	1,344

Affiliates - refinery processing units	20,591	4,188	16,403

Total revenues	110,364	92,610	17,754
Operating costs and expenses
Operations	35,998	32,101	3,897
Depreciation and amortization	19,007	18,920	87
General and administrative	3,623	2,664	959
	58,628	53,685	4,943
Operating income	51,736	38,925	12,811

Equity in earnings of equity method investments	5,072	3,767	1,305
Interest expense, including amortization	(14,072)	(14,447)	375
Interest income	101	108	(7)
Gain (loss) on sale of assets and other	155	112	43
	(8,744)	(10,460)	1,716
Income before income taxes	42,992	28,465	14,527
State income tax expense	69	(61)	130
Net income	43,061	28,404	14,657
Allocation of net loss to Predecessor	—	7,547	(7,547)
Allocation of net income attributable to noncontrolling interests	(990)	(1,166)	176
Net income attributable to Holly Energy Partners	42,071	34,785	7,286
General partner interest in net income, including incentive distributions(1)	(419)	(15,222)	14,803
Limited partners’ interest in net income	$42,490	$19,563	$22,927
Limited partners’ earnings per unit – basic and diluted(1)	$0.66	$0.33	$0.33
Weighted average limited partners’ units outstanding	64,319	59,223	5,096
EBITDA(2)	$74,980	$64,705	$10,275
Distributable cash flow(3)	$59,248	$49,257	$9,991

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	142,624	128,020	14,604
Affiliates – intermediate pipelines	151,622	142,417	9,205
Affiliates – crude pipelines	267,911	271,278	(3,367)
	562,157	541,715	20,442
Third parties – refined product pipelines	74,703	73,517	1,186
	636,860	615,232	21,628
Terminals and loading racks:
Affiliates	426,122	437,560	(11,438)
Third parties	69,405	68,276	1,129
	495,527	505,836	(10,309)

Affiliates – refinery processing units	61,453	46,451	15,002

Total for pipelines and terminal assets (bpd)	1,193,840	1,167,519	26,321

	Nine Months Ended September 30,		Change from
	2017	2016	2016
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates—refined product pipelines	$57,977	$63,801	$(5,824)
Affiliates—intermediate pipelines	20,366	20,821	(455)
Affiliates—crude pipelines	47,890	53,106	(5,216)
	126,233	137,728	(11,495)
Third parties—refined product pipelines	35,535	37,376	(1,841)
	161,768	175,104	(13,336)
Terminals, tanks and loading racks:
Affiliates	93,573	88,825	4,748
Third parties	12,291	12,718	(427)
	105,864	101,543	4,321

Affiliates - refinery processing units	57,510	12,870	44,640

Total revenues	325,142	289,517	35,625
Operating costs and expenses
Operations	102,584	89,168	13,416
Depreciation and amortization	57,729	51,183	6,546
General and administrative	8,872	8,618	254
	169,185	148,969	20,216
Operating income	155,957	140,548	15,409

Equity in earnings of equity method investments	10,965	10,155	810
Interest expense, including amortization	(41,359)	(36,258)	(5,101)
Interest income	306	332	(26)
Loss on early extinguishment of debt	(12,225)	—	(12,225)
Gain (loss) on sale of assets and other	317	104	213
	(41,996)	(25,667)	(16,329)
Income before income taxes	113,961	114,881	(920)
State income tax expense	(164)	(210)	46
Net income	113,797	114,671	(874)
Allocation of net loss to Predecessor	—	10,657	(10,657)
Allocation of net income attributable to noncontrolling interests	(4,827)	(8,448)	3,621
Net income attributable to Holly Energy Partners	108,970	116,880	(7,910)
General partner interest in net income, including incentive distributions(1)	(35,047)	(40,001)	4,954
Limited partners’ interest in net income	$73,923	$76,879	$(2,956)
Limited partners’ earnings per unit—basic and diluted(1)	$1.16	$1.29	$(0.13)
Weighted average limited partners’ units outstanding	63,845	58,895	4,950
EBITDA(2)	$220,141	$200,678	$19,463
Distributable cash flow(3)	$177,436	$160,331	$17,105

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	128,212	128,659	(447)
Affiliates – intermediate pipelines	136,055	138,346	(2,291)
Affiliates – crude pipelines	268,736	279,014	(10,278)
	533,003	546,019	(13,016)
Third parties – refined product pipelines	77,114	75,405	1,709
	610,117	621,424	(11,307)
Terminals and loading racks:
Affiliates	420,979	404,393	16,586
Third parties	68,902	73,653	(4,751)
	489,881	478,046	11,835

Affiliates – refinery processing units	63,858	46,423	17,435

Total for pipelines and terminal assets (bpd)	1,163,856	1,145,893	17,963

	September 30,	December 31,
	2017	2016
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$7,476	$3,657
Working capital (deficit)	$5,378	$(7,782)
Total assets	$1,865,842	$1,884,237
Long-term debt	$1,245,066	$1,243,912
Partners' equity(4)	$370,715	$378,234

(1)
On October 19, 2017, we announced that we entered into a definitive agreement with HEP Logistics Holdings, L.P. (“HEP Logistics”), a wholly-owned subsidiary of HollyFrontier Corporation and the general partner of HEP, pursuant to which the incentive distribution rights held by HEP Logistics will be canceled and HEP Logistics' 2% general partner interest in HEP will be converted into a non-economic general partner interest in HEP. In consideration, HEP will issue 37,250,000 of our common units to HEP Logistics. We anticipate this agreement will close prior to the payment of distributions related to third quarter earnings. Therefore, for purposes of distributions declared, we did not include any incentive or regular distributions to the general partner for the third quarter of 2017.

Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions to be declared subsequent to quarter end. General partner incentive distributions were $0.0 million and $14.8 million for the three months ended September 30, 2017 and 2016, respectively and $34.1 million and $38.4 million for the nine months ended September 30, 2017 and 2016, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense and loss on early extinguishment of debt, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In thousands)
Net income attributable to Holly Energy Partners	$42,071	$34,785	$108,970	$116,880
Add (subtract):
Interest expense	13,291	13,529	39,043	33,964
Interest Income	(101)	(108)	(306)	(332)
Amortization of discount and deferred debt charges	781	918	2,316	2,294
Loss on early extinguishment of debt	—	—	12,225	—
State income tax expense	(69)	61	164	210
Depreciation and amortization	19,007	18,920	57,729	51,183
Predecessor depreciation and amortization	—	(3,400)	—	(3,521)
EBITDA	$74,980	$64,705	$220,141	$200,678

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In thousands)
Net income attributable to Holly Energy Partners	$42,071	$34,785	$108,970	$116,880
Add (subtract):
Depreciation and amortization	19,007	18,920	57,729	51,183
Amortization of discount and deferred debt charges	781	918	2,316	2,294
Loss on early extinguishment of debt	—	—	12,225	—
Increase (decrease) in deferred revenue attributable to shortfall billings	1,134	1,748	3,835	(179)
Maintenance capital expenditures*	(3,240)	(3,475)	(6,308)	(7,797)
Decrease in environmental liability	(180)	(277)	(740)	(719)
Decrease in reimbursable deferred revenue	(917)	(750)	(2,765)	(1,906)
Other non-cash adjustments	592	788	2,174	4,096
Predecessor depreciation and amortization	—	(3,400)	—	(3,521)
Distributable cash flow	$59,248	$49,257	$177,436	$160,331

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets would have been recorded as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Richard L. Voliva III, Executive Vice President and
Chief Financial Officer
Craig Biery, Director, Investor Relations
Holly Energy Partners, L.P.
214/954-6511